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                                                               EXHIBIT 99.3


                            CFSB BANCORP, INC.
                          112 EAST ALLEGAN STREET
                         LANSING, MICHIGAN  48933
                              (517) 371-2911

                         NOTICE OF SPECIAL MEETING
                       TO BE HELD ON _________, 1999

     NOTICE IS HEREBY GIVEN that a special meeting of stockholders of CFSB Bancorp, Inc. will be held at the _____________________________,
_____________________, Lansing, Michigan on _______, ________, 1999 at
__:__ _.m., local time.

     A proxy card and proxy statement for the special meeting are enclosed.

     The special meeting is for the purpose of considering and acting upon:

          I. A proposal to adopt the Agreement and Plan of Merger dated February 24, 1999, between CFSB Bancorp, Inc. and Old Kent Financial Corporation (the "Merger Agreement"), pursuant to which CFSB will be merged with and into Old Kent, and stockholders of CFSB will receive 0.6222 shares of Old Kent common stock and cash in lieu of fractional shares for each share of CFSB common stock held by them, as more fully described in the accompanying Prospectus and Proxy Statement.

          II. To consider and vote upon such other business as may properly come before the special meeting.

     Any action may be taken on any one of the foregoing proposals at the special meeting on the date specified above or on any date or dates to which, by original or later adjournment, the special meeting may be adjourned. Stockholders of record at the close of business on _______, 1999 are the stockholders entitled to vote at the special meeting and any adjournments of that meeting.

     You are requested to complete and sign the enclosed proxy card, which is solicited by the Board of Directors, and to mail it promptly in the







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enclosed envelope.  The proxy will not be used if you attend and vote at the special meeting in person.

                                      BY ORDER OF THE BOARD OF DIRECTORS



                                      John W. Abbott, Executive Vice President,
                                      Chief Operating Officer and
                                        Secretary
Lansing, Michigan
______, 1999


IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE CFSB THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.